Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

Greenidge Generation Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	457(o)	—	—	—	—	—

	Total Offering Amounts					$100,000,000	92.70	9,270

	Total Fees Previously Paid					—	—	—

	Total Fee Offsets					—	—	—

	Net Fee Due							$9,270

(1)

There are being registered hereunder an indeterminate number of class A common stock of Greenidge Generation Holdings Inc., which securities may be offered and sold, on a primary basis, in such amount as shall result in an aggregate public offering price of $100,000,000 after the date hereof. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional class A common stock to be offered as a result of share splits, share dividends or similar transactions.

(2)

With regard to the class A common stock included in the offering made hereby, the proposed maximum offering price per class A common stock will be determined from time to time by the registrant in connection with the issuance of the class A common stock registered by this Registration Statement. Prices, when determined, may be in U.S. dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

(3)	The registration fee has been calculated in accordance with 457(o) under the Securities Act.